UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 16, 2008

SunTrust Banks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Georgia	001-08918	58-1575035
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

303 Peachtree Street, N.E., Atlanta, Georgia		30308
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(404) 558-7711

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 16, 2008, SunTrust Bank, our principal banking subsidiary, issued USD $2.25 billion in aggregate principal amount of 3.000% Senior Fixed Rate Bank Notes due 2011 (the "Fixed Rate Notes") and USD $750 million in aggregate principal amount of Senior Floating Rate Bank Notes due 2010 (the "Floating Rate Notes"; together with the Fixed Rate Notes, the "Notes"), which Notes were guaranteed by the Federal Deposit Insurance Corporation (the "FDIC") in accordance with the FDIC’s Temporary Liquidity Guarantee Program established pursuant to 12 C.F.R. Part 370. SunTrust Bank pays interest on the Floating Rate Notes at the rate of 3-month U.S. dollar LIBOR plus 65 basis points. The Fixed Rate Notes were issued to purchasers at a price of 99.697%, resulting in proceeds to SunTrust Bank, after dealer discount, of $2,237,557,500. The Floating Rate Notes were issued to purchasers at a price of 100%, resulting in proceeds to SunTrust Bank, after dealer discount, of USD $748,500,000. The Notes are not redeemable by SunTrust Bank (except in certain limited events) or subject to repayment at the option of the holder prior to maturity.

The Notes were issued as part of the program established November 8, 2000 and amended on November 21, 2006 and November 20, 2007 under which SunTrust Bank may offer up to USD $40 billion in senior and subordinated unsecured debt obligations. With the issuance of the Fixed Rate Notes, the cumulative balance of notes outstanding under the program is approximately $9,892,820,000.

Copies of the Amended and Restated Distribution Agreement and the Amended and Restated Global Agency Agreement relating to this program, under which the Notes were issued, are filed as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K, and are incorporated into this Item 2.03 by reference. The Registrant disclaims any inference regarding the materiality of such information which otherwise may arise as a result of its filing such information under Item 2.03 of this report on Form 8-K.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunTrust Banks, Inc.

December 17, 2008	By:	/s/ David A. Wisniewski

Name: David A. Wisniewski
Title: Group Vice President and Associate General Counsel